Contact: Gilbert L. Danielson Executive Vice President Chief Financial Officer 404-231-0011
Aaron’s, Inc. Reports Record
First Quarter Results;
 Same Store Revenues Up 12.3%;
 Diluted EPS $.65;
Raises 2009 Guidance

ATLANTA, April 27, 2009 – Aaron’s, Inc. (NYSE: AAN), the nation’s leader in the sales and lease ownership and specialty retailing of residential and office furniture, consumer electronics, home appliances and accessories, today announced revenues and earnings for the three months ended March 31, 2009.
For the first quarter of 2009, revenues rose 15% to $474.0 million compared to $412.7 million for the same quarter a year ago.  Net earnings from continuing operations were $35.4 million versus $22.6 million in 2008, a 57% increase.  Diluted earnings per share from continuing operations were $.65 compared to $.42 per share for last year’s quarter, a 55% increase.
“We are pleased with these record revenues and earnings and that once again our results exceeded expectations,” said Robert C. Loudermilk, Jr., President and Chief Executive Officer of Aaron’s.  “Our business has been especially strong in recent quarters as more consumers are finding it extremely attractive to use the Aaron’s option of obtaining basic home furnishings necessities with no credit checks and the ability to return the merchandise at any time. Although we have done well through the years in different economic environments, both good and challenging, we believe the current conditions have helped accelerate the number of customers coming into our stores.  We currently see no indication that this trend will diminish in the foreseeable future.”

Same store revenues (revenues earned in Company-operated stores open for the entirety of both periods) increased 12.3% during the first quarter of 2009 compared to the first quarter of 2008.  Same store revenues also increased 7.9% for Aaron’s Sales & Lease Ownership stores open over two years at the end of March 2009. The Company had 760,000 customers and its franchisees had 395,000 customers at the end of the first quarter of 2009, a 20% increase in total customers over the number at the end of the first quarter a year ago (customers of our franchisees, however, are not customers of Aaron’s, Inc.).  The customer count on a same store basis for Company-operated stores was up 17% in the first quarter compared to the same quarter last year.
As previously announced, on November 6, 2008 the Company consummated the sale of substantially all of the assets of its Aaron’s Corporate Furnishings division.  The Company no longer includes the revenues and expenses of the Aaron’s Corporate Furnishings division in its continuing operations, and now reports the net earnings or loss of the division as discontinued operations.  Prior periods are restated to reflect this change in accounting treatment.
Division Results
The Aaron’s Sales & Lease Ownership division increased its revenues in the first quarter of 2009 to $469.3 million, a 15% increase over the $406.3 million in revenues in the first quarter of 2008.
A net loss of $209,000 from discontinued operations was recorded for the first quarter of 2009, compared to net earnings of $2.2 million in the first quarter of 2008.
Components of Revenue
Consolidated lease revenues and fees increased 15% and franchise royalties and fees went up 19% during the first quarter of 2009 compared to the same period in 2008.  Non-retail sales, which are primarily sales of merchandise to Aaron’s Sales & Lease Ownership franchisees, increased 9% for the quarter versus the first quarter of last year.  The increases in the Company’s franchise revenues and non-retail sales are the result of an increase in revenues of the Company’s franchisees, who collectively had revenues of $193.6 million during the first quarter of 2009, a 16% increase over the 2008 quarter.  Same store revenues for franchised stores were up 15% for the first quarter compared to the same quarter last year.  Revenues of franchisees, however, are not revenues of Aaron’s, Inc.  The Company’s other revenues in the first quarter of 2009 and 2008 included a $5.7 million and $2.3 million gain, respectively, from the sale of Company-operated stores.

Store Count
During the first quarter of 2009 the Aaron’s Sales & Lease Ownership division opened nine new Company-operated stores, acquired seven franchised stores and one franchised RIMCO store, acquired the accounts of five third party stores, closed nine stores, and sold 23 Company-operated stores to five separate franchise entities.  The Company also opened ten new franchised stores.  The franchised store count increased by 37 stores during the quarter due mainly to the previously announced conversion of the stores of Kelly Rentals, Inc. to Aaron’s franchised stores as well as the above-mentioned sale of 23 Company-operated stores to franchisees.
During the first quarter the Company awarded area development agreements to open 71 additional franchised stores. At the end of March 2009 there were 300 franchised stores awarded that are expected to be opened over the next several years.
At March 31, 2009 the Aaron’s Sales & Lease Ownership division consisted of 1,011 Company-operated stores, 532 franchised stores, 11 Company-operated RIMCO stores, and seven franchised RIMCO stores.  The Company also had 16 Aaron’s Office Furniture stores.  The total number of stores open at the end of March 31, 2009 was 1,577.
Second Quarter and Full Year 2009 Outlook
The Company is updating its guidance for 2009 and expects to achieve the following:

-	Second quarter revenues (excluding revenues of franchisees) in excess of $430 million.

-	Second quarter diluted earnings per share in the range of $.45 to $.50 per share, assuming no significant store or asset sales.

-	Fiscal year revenues (excluding revenues of franchisees) of approximately $1.80 billion, an increase from the previous guidance of approximately $1.75 billion.

-	Fiscal year diluted earnings per share in the range of $1.90 to $2.05, an increase over the previous guidance of $1.72 to $1.87 per diluted share.

-	We continue to anticipate new store growth of approximately 5% to 9% over the store base at the end of 2008, for the most part an equal mix between Company-operated and franchised stores.

-	The Company will continue as warranted to consolidate or sell stores not meeting performance goals.

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The Company also plans to continue to acquire franchised stores, convert independent operator’s stores to Aaron’s franchised stores, or sell Company-operated stores to franchisees as opportunities present themselves.

Conference Call
Aaron’s will hold a conference call to discuss its quarterly financial results on Tuesday, April 28, 2009, at 10:30 am Eastern Time. The public is invited to listen in to the conference call by webcast accessible through the Company’s website, www.aaronsinc.com, in the “Investor Relations” section.  The webcast will be archived for playback at that same site.
Aaron’s, Inc., based in Atlanta, currently has more than 1,575 Company- operated and franchised stores in 48 states and Canada.  The Company’s MacTavish Furniture Industries division manufactured approximately $69 million at cost of furniture and bedding at 12 facilities in five states in 2008.  The entire production of MacTavish is for shipment to Aaron’s stores.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron’s, Inc.’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, customer demand and other issues, and the risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  Statements in this release that are “forward-looking” include without limitation Aaron’s projected revenues, earnings, store openings and store acquisition or disposition activity for future periods.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended March 31,
	2009	2008
Revenues:
Lease Revenues and Fees	$344,502	$299,675
Retail Sales	15,875	12,389
Non-Retail Sales	92,966	85,417
Franchise Royalties and Fees	13,107	11,039
Other	7,500	4,161
Total	473,950	412,681

Costs and Expenses:
Retail Cost of Sales	9,405	7,428
Non-Retail Cost of Sales	84,312	77,896
Operating Expenses	196,517	177,830
Depreciation of Lease Merchandise	125,204	109,710
Interest	1,276	2,199
Total	416,714	375,063

Earnings from Continuing Operations Before Taxes	57,236	37,618

Income Taxes	21,876	15,055

Net Earnings from Continuing Operations	35,360	22,563

(Loss) Earnings from Discontinued Operations, Net of Tax	(209)	2,190

Net Earnings	$35,151	$24,753
Earnings Per Share:
From Continuing Operations	$.66	$.42
From Discontinued Operations	.00	.04
Total	$.66	$.46

Earnings Per Share Assuming Dilution:
From Continuing Operations	$.65	$.42
From Discontinued Operations	.00	.04
Total	$.65	$.46

Weighted Average Shares Outstanding	53,765	53,492

Weighted Average Shares Outstanding Assuming Dilution	54,366	54,156

Selected Balance Sheet Data
(In Thousands)

	(Unaudited) March 31, 2009	December 31, 2008
Cash	$5,937	$7,376
Accounts Receivable	59,385	59,513
Lease Merchandise, Net	692,401	681,086
Property, Plant and Equipment, Net	227,700	224,431
Other Assets, Net	246,721	260,864
Total Assets	1,232,144	1,233,270

Bank Debt	-	35,000
Senior Notes	58,000	58,000
Total Liabilities	431,757	471,726
Shareholders’ Equity	$800,387	$761,544